SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 23, 2004

Date of Report (Date of earliest event reported)

VETERINARY PET SERVICES, INC.

(Exact name of registrant as specified in its charter)

California	0-50087	95-3538503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3060 Saturn Street

Brea, California 92821

(Address of principal executive offices)

(714) 989-0555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) Departure of Directors or Principal Officers; Appointment of Principal Officers

Jack Stephens, DVM, the Company’s founder, has retired as the Company’s CEO and President effective as of September 22, 2004, and has resigned from the Company’s Board of Directors. Dr. Stephens will dedicate his time to charitable endeavors, most notably continuing his work with The Skeeter Foundation and its continuing mission of supporting the human-animal bond, better health care and insurance for all pets. None of Dr. Stephens’ or his family’s stock was purchased by the Company or any third party in connection with Dr. Stephens’ retirement. Dr. Stephens and his family continue to hold approximately 5.5% of the Company’s stock, and he and his family hold options to purchase 236,819 additional shares over the next three years, for approximately 4.2% of the Company.

James W. Carney, 45, has been appointed as the Company’s acting Chief Executive Officer and President. Mr. Carney has been in the insurance business for the last 27 years. He has been an insurance executive for the last 5 years. In addition, Judy L. Howard, 45, has been appointed as the Company’s acting Chief Financial Officer. Ms. Howard has been in the insurance business for the last 23 years. She has been an insurance executive for the last 5 years. Mr. Carney and Ms. Howard both come from Scottsdale Insurance Company, which owns approximately 60% of the Company’s stock.

In addition, the letter attached as Exhibit 99.1 hereto was sent to all shareholders on September 23, 2004.

Item 9.01 Financial Statements and Exhibits.

99.1	Letter to shareholders dated September 23, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VETERINARY PET SERVICES, INC.

Date: September 23, 2004	By:	/s/ Judy L. Howard
Judy L. Howard, acting Chief Financial Officer